Exhibit 99.1

MacroSolve Closes on Initial Round of $2,200,000 Financing
Funding Sourced Exclusively from Oklahoma Investors Supporting MacroSolve’s National and International Growth

TULSA, Okla.--(BUSINESS WIRE)--MacroSolve, Inc., (OTCBB:MCVE - News), parent company of Anyware Mobile Solutions, announced today that effective July 20, 2009 the company has completed the initial closing on the issuance of up to $2,200,000 in convertible debentures. The initial closing will consist of the issuance of approximately $850,000 of the convertible debentures. The remainder of the debentures will be issued on a monthly schedule from September 2009 through November 2009 and February 2010 through September 2010.The convertible debentures mature on July 31, 2014 and may be converted into MacroSolve’s common stock.The private funding was led by a MacroSolve board member, and includes the participation of another board member and a syndicate of high net worth individuals from Oklahoma.The funds are earmarked for further growth initiatives including launching and marketing new products for the growing mobile business solutions market, as well as to fund general operating expenses.“In this very challenging funding environment, the fact that we have raised up to $2.2 million from local high net worth individuals is a testament to the belief these investors have in MacroSolve’s business model, the market opportunity we are pursuing, and our ability to execute on that opportunity. We are pleased to see private investment in our company both from our current investors as well as a group of new investors who are excited about MacroSolve,” stated Clint Parr, MacroSolve’s President and CEO.

About MacroSolve
MacroSolve, Inc. (OTCBB: MCVE - News) is a pioneer in delivering mobile solutions to businesses. Founded in 1997, the company has an extensive network including the top name brands in wireless hardware and software as well as carriers. MacroSolve’s mission is to deliver innovative strategies that bring the buyers and sellers of mobile technologies together in a way that creates bottom-line benefits to all participants in its growing $100 billion target market. The company operates through its subsidiaries including Anyware Mobile Solutions. For more information, visit www.macrosolve.com or call 800-401-8740.

Safe Harbor Statement
In addition to historical information, this press release may contain statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or expectations of the Company and members of its management team with respect to the Company's future business operations and the assumptions upon which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that could cause these differences include, but are not limited to, failure to complete anticipated sales under negotiations, lack of revenue growth, client discontinuances, failure to realize improvements in performance, efficiency and profitability, and adverse developments with respect to litigation or increased litigation costs, the operation or performance of the Company's business units or the market price of its common stock. Additional factors that would cause actual results to differ materially from those contemplated within this press release can also be found in the Company's SEC Filings. The Company disclaims any responsibility to update any forward-looking statements.

Contact:
MacroSolve, Inc.

Investor and Media Contact:
Dilek Mir,
310-591-5619
dmir@corporateprofile.comor

Company Contact:
April Sailsbury,
918-388-3529
april.sailsbury@macrosolve.com